Exhibit 3.4

BYLAWS

OF

Joway Health Industries Group Inc.

ARTICLE I

MEETINGS OF STOCKHOLDERS

1.1 Annual Meeting. The annual meeting of the stockholders shall be held, at such place within or without the state of incorporation as may be designated by the Board of Directors, on such date and at such time as shall be designated each year by the Board of Directors and stated in the notice of the meeting. At the annual meeting the stockholders shall elect directors by a plurality vote and transact such other business as may properly be brought before the meeting.

1.2 Special Meetings. Special meetings of the stockholders may be called by the president or a majority of the Board of Directors. The place of said meetings shall be designated by the directors. The business transacted at special meetings of the stockholders of the corporation shall be confined to the business stated in the notice given to the stockholders.

1.3 Notice of Stockholder Meetings. Written or printed notice stating the place, day, and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called and the person or persons calling the meeting; notice may be communicated in person, by mail or private carrier or by other means of written communication by or at the direction of the president, secretary, officer, or person calling the meeting to each stockholder entitled to vote at the meeting. Such notice shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting; provided, however, that any such notice may be waived in writing, either prior to or subsequent to such meeting.

1.4 Quorum Requirements. A majority of the shares entitled to vote present, in person or represented by proxy, shall constitute a quorum for the transactions of business. A meeting may be adjourned despite the absence of a quorum, and notice of an adjourned meeting need not be given if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken. When a quorum is present at any meeting, a majority in interest of the stock there represented shall decide any question brought before such meeting, unless the question is one upon which, by express provision of this corporation’s Articles of Incorporation or Bylaws, or by the laws of the state of Nevada, a larger or different vote is required, in which case such express provision shall govern the decision of such question.

1.5 Voting and Proxies. Every stockholder entitled to vote at a meeting may do so either in person or by proxy appointment made by an instrument in writing subscribed by such stockholder which proxy shall be filed with the secretary of the meeting before being voted. Such proxy shall entitle the holders thereof to vote at any adjournment of such meeting, but shall not be valid after the final adjournment thereof. No proxy shall be valid after the expiration of three (3) years from the date of its execution, unless the said instrument expressly provides for a longer period.

ARTICLE II

BOARD OF DIRECTORS

2.1 Qualification and Election. Directors need not be stockholders or residents of this State, but must be of legal age. They shall be elected by a plurality of the votes cast at the annual meetings of the stockholders or at a special meeting of the stockholders called for that purpose. Each director shall hold office until the expiration of the term for which he is elected, and thereafter until his successor has been elected and qualified.

2.2 Number. The Board of Directors shall consist of not less than one nor more than fifteen (15) persons, the exact numbers to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of directors then in office; provided, however, that such maximum number may be increased from time to time to reflect the rights of holders of preferred stock to elect directors in accordance with the terms of the Articles of Incorporation and these Bylaws or of the resolution or resolutions adopted by a majority of the Board of Directors then in office providing for the issue of shares of preferred stock.

2.3 Meetings. The annual meeting of the Board of Directors shall be held immediately after the adjournment of the annual meeting of the stockholders, at which time the officers of the corporation shall be elected. The Board may also designate more frequent intervals for regular meetings. Special meetings may be called at any time by the Chairman of the Board, president, or any two directors. Members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting in such manner shall constitute presence in person at such a meeting.

2.4 Notice of Directors’ Meetings. The annual and all regular board meetings may be held without notice of the date, time, place or purpose of the meeting. Special meetings shall be held upon notice sent by any usual means of communication not less than twenty-four (24) hours before the meeting noting the date, time and place of the meeting. The notice need not describe the purposes of the special meeting. Attendance by a director at a meeting or subsequent execution or approval by a director of the minutes of a meeting or a consent action shall constitute a waiver of any defects in notice of such meeting and/or consent action.

2.5 Quorum and Vote. The presence of a majority of the directors shall constitute a quorum for the transaction of business. A meeting may be adjourned despite the absence of a quorum, and notice of an adjourned meeting need not be given if the time and place to which the meeting is adjourned are fixed at the meeting at which the adjournment is taken, and if the period of adjournment does not exceed thirty (30) days in anyone adjournment. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board, unless the vote of a greater number is required by the Articles of Incorporation, these Bylaws, or by the laws of the state of Nevada.

2.6 Executive, Audit and Other Committees. The Board of Directors, by a resolution adopted by a majority of its members, may designate an executive committee, consisting of two or more directors, an audit committee, a majority of the members of which are independent directors, and other committees, consisting of two or more persons, who may or may not be directors, and may delegate to such committee or committees any and all such authority as it deems desirable, including the right to delegate to an executive committee the power to exercise all the authority of the Board of Directors in the management of the affairs and property of the corporation.

ARTICLE III

OFFICERS

3.1 Number. The corporation shall have a president, a secretary, and such other officers as the Board of Directors shall from time to time deem necessary. Any two or more offices may be held by the same person, except the offices of president and secretary.

3.2 Election and Term. The officers shall be elected by, and shall hold office at the pleasure of, the Board of Directors.

3.3 Duties. All officers shall have such authority and perform such duties in the management of the corporation as are normally incident to their offices and as the Board of Directors may from time to time provide.

ARTICLE IV

RESIGNATIONS, REMOVALS AND VACANCIES

4.1 Resignations. Any officer or director may resign at any time by giving written notice to the Chairman of the Board, the president or the secretary. Any such resignation shall take effect at the time specified therein, or, if no time is specified, then upon its acceptance by the Board of Directors.

4.2 Removal of Officers. Any officer or agent may be removed at any time with or without cause by the Board of Directors.

4.3 Removal of Directors. Any or all of the directors may be removed at any time for “cause” by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class). Cause for purposes of these Bylaws shall be: (i) any fraudulent or dishonest act or activity by the director; or (ii) behavior materially detrimental to the business of the corporation.

4.4 Vacancies. Newly created directorships resulting from an increase in the number of directors, and vacancies occurring in any office or directorship for any reason, including removal of an officer or director, may be filled by the vote of a majority of the directors remaining in office, even if less than a quorum exists; provided, however, that any vacancy created by removal of a director pursuant to Section 4.3 may be filled by action of the stockholders taken at the same meeting at which the vacancy was created, such action to be taken upon the affirmative vote of the holders of not less than a majority of the voting power of the outstanding capital stock of the corporation entitled to vote in the election of directors, voting as a single class.

ARTICLE V

CAPITAL STOCK

5.1 Stock Certificates. The shares of the corporation shall be represented by stock certificates unless the Board of Directors shall by resolution provide that some or all of any class or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the corporation. Notwithstanding the adoption of any resolution providing for uncertificated shares, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate representing the number of shares registered in certificate form. The certificates of shares of the capital stock of the corporation shall be in such form as shall be approved by the Board of Directors. Unless otherwise decided by the board, such certificates shall be signed by the President and the Secretary of the corporation, however, any or all of the signatures may be a facsimile. The corporation shall be entitled to treat the holder of record of any share or shares of stock of the corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it has actual or other notice thereof, except as provided by law.

5.2 Transfer of Shares. Uncertificated shares of stock shall be transferable only on the books of the corporation by the holder thereof in person or by attorney upon presentment of proper evidence of succession, assignation or authority to transfer in accordance with the customary procedures for transferring shares in uncertificated form. Shares of stock represented by certificates may be transferred on the books of the corporation by delivery and surrender of the properly assigned certificate, but subject to any restrictions on transfer imposed by either the applicable securities laws or any stockholder agreement.

5.3 Loss, Theft or Destruction of Certificates. In the case of the loss, theft, mutilation, or destruction of a certificate of stock, a duplicate certificate may be issued upon such terms as the Board of Directors shall prescribe.

ARTICLE VI

ACTION BY CONSENT

6.1 Directors. Whenever the directors are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by all the persons or entities entitled to vote thereon, and such action shall be as valid and effective as any action taken at a regular or special meeting of the directors.

ARTICLE VII

AMENDMENT OF BYLAWS

These Bylaws may be amended, added to or repealed by an affirmative vote of at least a majority of either (1) the shares of the corporation’s capital stock entitled to vote thereon, or (2) the Board of Directors.

ARTICLE VIII

FISCAL YEAR

The fiscal year for the corporation shall be fixed from time to time by the corporation’s Board of Directors.